NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.
212 Lavaca St., Suite 300
Austin, Texas 78701

STRATUS PROPERTIES INC. COMMENTS ON OASIS' MISLEADING CLAIMS AND
SELF-INTERESTED EFFORTS TO THWART REIT EXPLORATION
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AUSTIN, TX, October 7, 2020 - Stratus Properties Inc. (NASDAQ: STRS) (the “Company” or “Stratus”) today responded to a range of inaccuracies and mischaracterizations put forward by Oasis Management Company Ltd. (“Oasis”).

William H. Armstrong III, Chairman, President and Chief Executive Officer commented, “The Company was severely impacted by the COVID-19 pandemic, and in recent months, the Board’s and management’s attention has been focused on responding to the global crisis, supporting its commercial and multi-family tenants and addressing our hotel and entertainment businesses in light of the recently terminated sale of Block 21. While we appreciate and take seriously the input of our shareholders, we are concerned that Oasis' criticisms of Stratus' strategic direction are self-serving, and conflict with the best interests of the majority of our shareholders. In contrast to Oasis, the Board is committed to optimizing value for our long-term shareholders.”

1.	Oasis is not telling you the most important reason for its opposition to Stratus’ REIT exploration: self-interest.

The Board’s preliminary analysis indicated that conversion to a REIT may yield substantial benefits for the majority of shareholders, including:

•	Significant tax benefits for Stratus and its shareholders

•	Regular distributions to shareholders

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Increased access to a financial community focused on investment in REITs, which may improve the liquidity of Stratus’ stock, broaden Stratus’ shareholder base and improve Stratus’ ability to raise capital

Despite these substantial potential benefits, Oasis’ Board representative abstained from voting on the decision to explore a REIT conversion, resigned from Stratus’ Board shortly thereafter and has now launched a smear campaign against Stratus.

Here’s what Oasis is not telling you: Oasis opposed the REIT conversion because it is in fact a Hong-Kong based investment manager. As a foreign investor, Oasis may be taxed differently than the substantial majority of Stratus’ shareholders, which are domestic and are expected to benefit significantly from a conversion.

There’s a second reason Stratus believes Oasis opposes a REIT conversion: Last year, an Oasis principal formed a consortium that sought to buy Stratus at a mere 8% premium to the Company’s share price at the time, and at a substantial discount to its Net Asset Value. The Board considered the offer and determined that the proposal was not in shareholders’ best interests. Management was also, at the time, in active negotiations to sell the Block 21 property. In December 2019, a little over a month after the consortium’s offer, Stratus publicly announced an agreement to sell Block 21 for $275 million, and the stock immediately gained 10% and traded above $30 per share. That was above what the Oasis consortium had offered - effectively making the Oasis consortium’s offer represent a discount to Stratus’ share price.
Given the interest of an Oasis principal in buying the Company, it is no wonder that Oasis does not want Stratus to explore opportunities that could create significant value and consequently raise the price of a potential buyout.

One final point on this topic: Should the Board ultimately determine that a REIT conversion is in the best interest of all shareholders, the conversion would be submitted to a shareholder vote. In other words, shareholders will get to decide whether to pursue that alternative.

2.	Stratus has successfully executed its plan to acquire, develop, lease and monetize properties. Oasis is advocating for a fire sale.

Stratus has consistently communicated and executed its strategy to optimize the value of its properties. In fact, the Board’s actions demonstrate a commitment and ability to sell or refinance properties in order to realize value for shareholders:

•	In February 2017, Stratus sold The Oaks at Lakeway property for $114 million in cash, a substantial gain, and in March 2017 provided a special dividend to shareholders from the proceeds.

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In October 2019, Stratus announced the refinancing of The Santal, which enabled Stratus to reduce its investment in the property and lower its recourse debt exposure. Simultaneously, Stratus recouped a substantial portion of its initial investment and maintained full ownership of the property.

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In December 2019, after an extensive marketing effort, Stratus reached an agreement to sell the acclaimed Block 21, which, as mentioned above, provided a far superior value to the buyout proposal from the Oasis-related consortium.

As Oasis pointed out, the Austin market continues to attract significant growth, which means that selling properties in prior years would likely not have realized maximum value. Oasis seems to suggest that they would prefer that Stratus “dispose” of properties on an arbitrary timeline, even if it means leaving significant money on the table, rather than selling them when they are stabilized and when market conditions would yield the greatest value.

3.	Oasis’ attacks on Stratus’ governance are disingenuous.

In fact, Stratus’ Board has previously undertaken several efforts to refresh its composition. Mr. Joseph joined the Board in 2015. Mr. Schweitzer was appointed in March 2016 and served on the Board until his untimely death in February 2020. Ms. Benson, the Oasis representative, also served on the Board since January 2017 (until her recent resignation). Moreover, as previously announced, the Board has committed to undertake a holistic look at its governance practices and structures in connection with the REIT exploration.

Interestingly, prior to Oasis’ September 2, 2020 letter to the Board (in which it demanded the resignation of half of the Board by September 14), Oasis never once raised issues of Board composition and never suggested names for nomination to the Board. In fact, while on the Board, the Oasis representative voted to recommend that shareholders vote for the Board’s nominees every year.

Moreover, in its press release, Oasis misleadingly takes credit for Board actions that were not the result of Oasis’ actions or representation on the Board. In April 2016, nine months before Oasis’ representative joined the Board, Stratus announced an exploration of a full range of strategic alternatives to enhance value for shareholders. The results of the process were announced in March 2017 and included the special dividend, quarterly earnings calls and elimination of the rights plan.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, multi-family and single-family residential real estate properties, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Investor Contact

William H. Armstrong III
512-478-5788

Media Contact

Sydney Isaacs / Abernathy MacGregor
713-817-9346 / SRI@abmac.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.

This press release contains forward-looking statements, which are all statements other than statements of historical fact. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Forward-looking statements include Stratus’ intention to engage in an in-depth exploration of conversion to a REIT, potential benefits of conversion to a REIT, potential attractiveness of Stratus as a REIT to REIT investors and analysts, potential steps necessary prior to conversion to a REIT, the potential timing of any REIT conversion, Stratus’ expectations about the Austin and Texas real estate markets, Stratus’ strategy to optimize the values of its properties, Stratus’ expectations about the sale or refinancing opportunities of its properties, Stratus’ expectations about liquidity and cash flow, Stratus’ expectations regarding potential tax impacts, and potential changes in governance practices and Board composition.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that could cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to: evolving risks relative to the COVID-19 pandemic and its effects; implementation, operational, financing and tax complexities to be evaluated and addressed before Stratus decides whether to pursue a REIT conversion; the ability of Stratus to qualify as a REIT, which involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended; Stratus’ ability to complete the steps that must be taken in order to convert to a REIT and the timing thereof; the potential costs of converting to and operating as a REIT; whether Stratus’ Board will determine that conversion to a REIT is in the best interests of Stratus’ shareholders; whether shareholders will approve changes to Stratus’ organizational documents consistent with a public REIT structure; and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each filed with the U.S. Securities and Exchange Commission.

Stratus can provide no assurance as to when, if at all, it will convert to a REIT. Stratus can give no assurance that its Board will approve a conversion to a REIT, even if there are no impediments to such conversion. Stratus’ exploration of a potential REIT conversion may divert management's attention from traditional business concerns. If Stratus determines to convert to a REIT, Stratus cannot give assurance that it will qualify or remain qualified as a REIT. If Stratus elects to convert to a REIT, Stratus can provide no assurance that its Board will declare, or that Stratus will be able to make, future distributions to shareholders.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.

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